Exhibit 10.4

PRE-PAID SERVICES AGREEMENT

This PRE-PAID SERVICES AGREEMENT (this “Agreement”) is made and entered into as of November 19, 2025 (the “Effective Date”) by and between Freight Technologies, Inc., a British Virgin Islands business company (“Freight”) and Fetch Compute Inc, a Delaware corporation (“Fetch” or “Service Provider”). Fetch and Freight are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A. WHEREAS, Freight wishes to engage Fetch to provide the services described herein and Fetch desires to provide Freight with such services for the compensation described herein;

B. WHERAS, the compensation described herein in connection with such services shall be deemed fully earned by Fetch as of the Effective Date and non-refundable; and

C. WHEREAS, Freight wishes to issue certain equity to Fetch as payment of the compensation described herein in connection with such services

NOW THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged by each Party, and with each Party intending to be legally bound hereby, the Parties agree as follows:

Agreed Terms:

1. Term. The term of this Agreement shall commence on the Effective Date and continue for a period of three years (the “Term”).

2. Services.

(a) Subject to Section 2(b), the Service Provider shall provide Freight with access to Fetch’s ASI1 LLM Platform (the “ASI Platform”) and access to the Fetch Developer Tools (the “Fetch Development Tools” and collectively, together with the ASI Platform, the “Fetch Platform”) which Freight can use to develop it own products and services (the “Freight Developed Products”). The access to the Fetch Platform to be provided by Service Provide to Freight under this Section 2 is also referred to from time to time in this Agreement as the “Services.”

(b) During the term of this Agreement, Fetch will grant Freight a credit of up to an aggregate amount of $1,500,000 in defrayal of the network, usage (or gas), or access fees Freight would have incurred by the usage of the Fetch Platform for the development of the Freight Developed Products (the “Fetch Platform Credit”).

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3. Development Partnership.

(a) In addition to Section 2, during the period ending ninety days following the Effective Date (the “Initial Term”) (or such longer period as mutually agreed), the Service Provider and Freight shall negotiate and seek to agree upon a definitive development partnership (the “Development Partnership”), which shall outline, among other things, joint product development objectives, responsibilities, timelines, allocation of resources, and any related commercial arrangements.

(b) Freight shall:

i. Promptly provide to the Service Provider (or its designees) such information or materials as may be reasonably necessary to facilitate the negotiation of the Development Partnership.

ii. Make its relevant personnel available, as reasonably necessary, to participate in discussions and negotiations in good faith.

iii. Work cooperatively and expeditiously to draft and finalize a written agreement evidencing the Development Partnership on mutually agreeable terms.

(c) Notwithstanding anything to the contrary in this Agreement:

i. Freight and the Service Provider acknowledge that the negotiation of the Development Partnership does not guarantee that a definitive agreement in connection with the Development Partnership (the “Development Partnership Definitive Documents”) will be executed; and

ii. Neither Party shall be obligated to enter into the Development Partnership Definitive Documents unless the terms thereof are mutually acceptable to both Parties, in their respective sole discretion.

4. Consideration; Equity Grants.

(a) Consideration. As full and complete consideration for the Services as provided in Section 2, Freight shall grant to Service Provider a non-refundable payment of: (i) 475,000 Ordinary Shares (the “Initial Ordinary Shares”) and (ii) a pre-funded warrant to purchase 911,747 Ordinary Shares of Freight (the “Warrant” and collectively, together with the Initial Ordinary Shares, the “Pre-Paid Consideration”). The Ordinary Shares that are acquirable on the exercise of the Warrants are referred to as the “Warrant Shares.”

For purposes of this Agreement, “Ordinary Shares” means Freight’s ordinary shares, with no par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

(b) Fully Vested. The Pre-Paid Consideration shall be deemed fully earned by the Service Provider on the Effective Date and not subject to any refunds, notwithstanding the termination of this Agreement or any access, usage or non-usage of the Fetch Platform by Freight. The Warrant and Initial Ordinary Shares are fully vested immediately upon the Effective Date. Freight acknowledges and agrees that the Initial Ordinary Shares and the Warrant are fully earned and non-refundable and may not be cancelled, rescinded or subject to any limitations on exercise (except as expressly set forth herein or in the Warrant or pursuant to applicable securities laws).

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(c) Form of Warrant. The Warrant shall be in substantially the form attached as Exhibit A and shall be pre-funded such that the exercise price per Warrant Share shall be a nominal amount, as specified in the Warrant, with no additional payment due upon exercise other than such nominal exercise price. Freight represents and warrants that the consideration received from Fetch for the issuance of the Warrant, plus the nominal exercise price, is equal to or greater than the “Minimum Price” as defined in Nasdaq Listing Rule 5635(d).

5. Trading, Transfer, and Ownership Limitations; Compliance with Law; Opinion.

(a) Daily Sale Volume Limitation. Service Provider shall not, directly or indirectly, sell, dispose of, or otherwise transfer on any trading day, in the aggregate across all accounts and through any broker or venue, a number of Ordinary Shares acquired pursuant to this Agreement (including Ordinary Shares issued upon exercise of the Warrants) that exceeds ten percent (10%) of the total consolidated trading volume of Purchaser’s Ordinary Shares reported on Nasdaq for such trading day. For clarity, this limitation applies on a net basis after giving effect to any same-day purchases by Service Provider of Ordinary Shares, and includes sales by Service Provider’s Affiliates. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with a Party.

(b) 9.99% Beneficial Ownership Blocker. Notwithstanding anything to the contrary, the Warrants shall not be exercisable to the extent (and only to the extent) that, after giving effect to such exercise, Service Provider together with its affiliates would beneficially own in excess of 9.99% of the outstanding Ordinary Shares of Freight immediately after giving effect to such exercise. Any purported exercise in violation of the foregoing shall be null and void with respect to such excess. For purposes of the foregoing, “beneficial ownership” and “outstanding” shall be determined in accordance with customary market practice and the terms of the Warrant.

(c) Compliance with Law; Legends. Service Provider shall comply with all applicable securities laws, regulations, and stock exchange rules in connection with any sale or transfer of Ordinary Shares. Freight may place customary restrictive legends and stop transfer orders on certificates reflecting the Warrants as reasonably necessary to ensure compliance with this Agreement and applicable law.

(d) Legal Opinion. On the date which is six (6) months after the Effective Date, Freight shall cause its counsel to deliver a written opinion, addressed to Freight’s transfer agent and in the form acceptable to Fetch that transfer and sale of the Warrant Shares when issued upon cashless exercise of the Warrants in accordance with their terms, is not required to be registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of the exemption provided by Section 4(a)(1) thereof and Rule 144 thereunder (provided the requirements of Rule 144 are satisfied and provided such Warrant Shares are not then registered under the Securities Act for resale pursuant to an effective registration statement), and that any restrictive legend on the certificates for such Warrant Shares and restrictions on Freight’s records concerning the transfer of such Warrants Shares under the Securities Act may be removed in connection with such transfer and sale. Freight shall insure that such written opinion remains in effect for so long as any of the Warrants or any Warrant Shares bear a restrictive legend.

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6. Representations and Warranties.

(a) Each Party represents and warrants that: (i) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; (ii) it has the full right, power, and authority to enter into and perform under this Agreement; and (iii) this Agreement constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms.

7. Termination.

(a) Termination. This Agreement terminates on the earlier of (i) the expiration of the Term, or (ii) the effective date of a Freight Termination (the “Termination”).

(b) Freight may terminate this Agreement at any time upon thirty (30) days’ prior written notice by Freight (“Freight Termination”).

(c) Effect of Termination. Upon Termination of this Agreement any remaining balance of the Fetch Platform Credit shall expire.

(d) Freight represents and warrants that the execution, delivery and performance by Freight of this Agreement, the issuance and sale of the Pre-Paid Consideration (and upon exercise, the issuance of the Warrant Shares) and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of Freight’s or any subsidiary’s memorandum and articles of association or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of Freight or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or subsidiary debt or otherwise) or other understanding to which Freight or any subsidiary is a party or by which any property or asset of Freight or any subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Freight or any subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Freight or any subsidiary is bound or affected.

(e) Freight represents and warrants that the Initial Ordinary Shares and the Warrant Shares, when issued in accordance with the terms of this Agreement and the Warrant, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens imposed by Freight. The Initial Ordinary Shares and the Warrant are duly authorized and free and clear of all liens imposed by Freight. Freight will at all times keep available, from its duly authorized but unissued shares, the maximum number of Ordinary Shares issuable pursuant to the exercise of the Warrant.

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8. Further Assurances; Public Disclosure.

(a) The Parties agree to take all actions and to make, deliver, and sign any other documents and instruments that are necessary to carry out the terms, provisions, purpose, and intent of this Agreement and the transactions contemplated by it.

(b) Freight shall before 9:30 a.m. Eastern Time on the first Business Day following the Effective Date, file a Current Report on Form 6-K, including this Agreement as an exhibit thereto, with the United States Securities and Exchange Commission (“SEC”). From and after the issuance of the Form 6-K, Freight represents to Fetch that it shall have publicly disclosed all material, non-public information delivered to Fetch by Freight or any of its subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated herein or in that certain Transfer and Cancellation Agreement dated November 19, 2025 entered into by and between Fetch and Freight.

9. Independent Contractors. The Parties are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employment relationship.

10. Governing Law; Jury Trial Provision; and Other Provisions Concerning Legal Action.

(a) This Agreement shall be governed by and interpreted under the laws of the State of New York, without consideration of its conflicts of laws principles.

(b) The exclusive forum for any dispute between the Parties that relates to or arises out of this Agreement shall be the federal and local courts located in New York County, New York, and each Party expressly consents to jurisdiction and venue in such courts for the purposes of any such dispute and waives any objection on the basis of forum non conveniens to litigating such a dispute in such courts.

(c) For any dispute between the Parties that relates to or arises out of this Agreement, each Party hereby irrevocably waives personal service of process and consents to being served with process in any such suit, action, or proceeding by the transmission of the process to such Party at the address in effect for notices for that Party under Section 11 below by any of the means provided in Section 11 below for delivering notices and agrees that such service of process shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 10(c) prohibits a Party from serving process by any other means permitted by applicable law.

(d) In the event that any Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses from the other Party to that action, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

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(e) EACH PARTY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

11. Notices. All notices, requests, demands, and other communications required or permitted under this Cancellation Agreement (collectively “Notices” and each individually a “Notice”) shall be in writing and shall be deemed to have been duly given: (a) upon delivery, if personally delivered to the Party to whom the Notice is directed; (b) upon confirmation of transmission, if sent by electronic mail (email) to the email address designated below (provided that no delivery failure or out-of-office message is received); or (c) one (1) Business Day after deposit, if sent by an nationally recognized overnight courier service (e.g., FedEx or UPS) for next-business-day delivery. Notices shall be sent to the Parties at the addresses (including email addresses) set forth below or to such other address as a Party may designate by Notice given in accordance with this provision.

- For Notices to Fetch: Fetch Compute Inc, Attn: Humayun Sheikh, Chief Executive Officer, 251 Little Falls Drive, Wilmington, DE 19808, humayun.sheikh@fetch.ai, with a copy, which shall not constitute notice, to Ed Dartley and Jonathan M. Barron, K&L Gates LLP, 599 Lexington Avenue, New York, NY 10022-6030, ed.dartley@klgates.com; jonathan.barron@klgates.com.

- For Notices to Freight: Freight Technologies, Inc., Attn: Javier Selgas, CEO, 2001 Timberloch Place, Suite 500, The Woodlands, TX 77380, javi.selgas@fr8hub.com, with a copy, which shall not constitute notice, to Louis Bevilacqua, Esq., Bevilacqua PLLC, 1050 Connecticut Ave., N.W., Suite 500, Washington, DC 20036, lou@bevilacquapllc.com.

12. Severability. If at any time after the date of the execution of this Agreement any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

13. Assignment and Delegation. Neither Party may assign any of its rights or delegate any of its duties under this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may assign this Agreement, in whole or in part, without such consent (i) to any of its affiliates, or (ii) in connection with a merger, acquisition, corporate reorganization, or a sale of all or substantially all of its assets, provided that in each case the assigning Party provides prompt written notice and the assignee assumes this Agreement in writing. Any assignment or delegation in violation of this Section 13 is null and void.

14. Successors and Assigns. The Parties intend that this Agreement be legally binding upon and shall inure to the benefit of each of them and their respective successors and permitted assigns.

15. No Waiver for Failure to Enforce. The failure of any Party to this Agreement at any time to enforce any provision of this Agreement will in no way constitute or be construed as a waiver of such provision or of any other provision hereof, or in any way affect the validity of, or the right thereafter to enforce, each and every provision of this Agreement.

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16. Interpretation. Each Party acknowledges that it has shared equally in the drafting of this Agreement. Therefore, should any provision of this Agreement require interpretation or construction, the court, judge, tribunal or other person or body interpreting or construing this Agreement shall not apply a presumption against one Party over the other Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. Any section headings and sub-headings in this Agreement have been inserted for convenience only and shall be disregarded in construing or interpreting this Agreement. The section headings (e.g., “Interpretation”) and sub-headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

17. Entire Agreement; No Modifications Unless In Writing. This Agreement constitutes the entire and exclusive agreement between the Parties regarding the subject matter of this Agreement and supersedes any and all prior or contemporaneous agreements, understandings, promises, representations, warranties, covenants, negotiations and discussions, whether oral or written, express, implied or apparent in connection with the subject matter of this Agreement. No supplements, modifications, waivers, or amendments of this Agreement shall be binding unless executed in writing by the Parties.

18. Execution In Counterparts and Electronic Signatures Permitted. This Agreement may be executed in several counterparts, each of which shall be an original as against any Party who or which signed it, and all of which shall constitute one and the same document. Scanned, facsimile or electronic signatures (including, without limitation, by DocuSign or Adobe) shall be deemed originals for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

FETCH COMPUTE INC	FREIGHT TECHNOLOGIES, INC.

By:	By:

Name:	Name:

Title:	Title:

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EXHIBIT A

(Form of Warrant)

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